                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12


                            SEI Investments Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


                                      NA
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                   SEI INVESTMENTS NOTICE OF ANNUAL MEETING

                    OF SHAREHOLDERS TO BE HELD MAY 10, 2000

                         SEI Investments Company
                         Oaks, PA 19456-1100

                         Notice of Annual Meeting of Shareholders
                         To be Held May 10, 2000

                         The Annual Meeting of Shareholders of SEI Investments Company (the "Company"), a Pennsylvania business corporation, will be held at 10:00 a.m., local time, Wednesday, May 10, 2000, at One Freedom Valley Drive, Oaks, PA 19456-1100 for the following purposes:

                       1. To elect three directors for a term expiring at the
                          2003 Annual Meeting;

                       2. To ratify the selection of Arthur Andersen LLP as
                          the Company's auditors for 2000; and

                       3. To transact such other business as may properly come
                          before the Annual Meeting or any adjournments thereof.

                         Only shareholders of record at the close of business on April 5, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

                         By order of the Board of Directors,

                         William M. Doran
                         Secretary
                         April 17, 2000

                         Your vote is important. Accordingly, you are asked to complete, sign, and return the accompanying proxy card in the envelope provided, which requires no postage if mailed in the United States.

                         SEI Investments Company
                         Oaks, PA 19456-1100

                         Proxy Statement

                         2000 Annual Meeting of Shareholders

                         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SEI Investments Company (the "Company") of proxies for use at the 2000 Annual Meeting of Shareholders of the Company to be held on May 10, 2000 (the "2000 Annual Meeting") and at any adjournments thereof. Action will be taken at the meeting upon the election of three directors, ratification of the selection of Arthur Andersen LLP as the Company's auditors for 2000, and such other business as may properly come before the meeting and any adjournments thereof. This Proxy Statement, the accompanying proxy card, and the Company's Annual Report for 1999 will first be sent to the Company's shareholders on or about April 17, 2000.

                         Voting at the Meeting

                         Only the holders of the Company's Common Stock, par value $.01 per share ("Shares"), of record at the close of business on April 5, 2000 are entitled to vote at the 2000 Annual Meeting. On that date there were 17,668,651 Shares outstanding and entitled to be voted at the meeting. Each holder of Shares entitled to vote will have the right to one vote for each Share outstanding in his or her name on the books of the Company. See "Ownership of Shares" for information regarding the ownership of Shares by directors, nominees, officers, and certain shareholders of the Company.
                            The Shares represented by each properly executed
                         proxy card will be voted in the manner specified by the shareholder. If instructions to the contrary are not given, such Shares will be voted FOR the election to the Board of Directors of the nominees listed herein, and FOR ratification of the selection of Arthur Andersen LLP as the Company's auditors for 2000. If any other matters are properly presented to the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.
                            Execution of the accompanying proxy card will not
                         affect a shareholder's right to attend the 2000 Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted. Under the Pennsylvania Business Corporation Law, if a shareholder (including a nominee, broker, or other record owner) records the fact of abstention or fails to vote (including broker non-votes) either in person or by proxy, such action is not considered a vote cast and will have no effect on the election of directors or the ratification of the selection of Arthur Andersen LLP, but will be considered present for purposes of determining a quorum.

      (Proposal No. 1)   Election of Directors

                         The Board of Directors of the Company currently consists of seven members and is divided into three classes, one class comprising three directors, and two classes comprising two directors. One class is elected each year to hold office for a three-year term and until successors of such class are duly elected and qualified, except in the event of death, resignation, or removal. Subject to shareholder approval at this meeting, three directors will be elected for the current class. This class will be elected at the 2000 Annual Meeting by a plurality of votes cast at the meeting.
                            Messrs. Greer, Lieb and Romeo, each of whom are
                         current members of the Board of Directors, have been nominated by the Board of Directors for election as directors at the 2000 Annual Meeting. Shares represented by properly executed proxy cards in the accompanying form will be voted for such nominees in the absence of instructions to the contrary. The nominees have consented to be named and to serve if elected. The Company does not know of anything that would preclude the nominees from serving if elected. If, for any reason, a nominee should become unable or unwilling to stand for election as a director, either the Shares represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend or the number of directors to be elected at the 2000 Annual Meeting will be reduced accordingly.
                            The Board of Directors unanimously recommends that
                         the shareholders vote FOR the election of Messrs. Greer, Lieb and Romeo as directors at the 2000 Annual Meeting.
                            Set forth below is certain information concerning
                         Messrs. Greer, Lieb and Romeo and each of the four other current directors whose terms continue after the 2000 Annual Meeting.

                         Nominees for election at the 2000 Annual Meeting:

                         Henry H. Greer, 62, has been a director since November 1979 and is a member of the Audit Committee of the Board of Directors. Mr. Greer served as the Company's President and Chief Operating Officer from August 1990 until March 1999, and as the Company's Chief Financial Officer from September 1996 until March 1999. From May 1989 until August 1990, Mr. Greer served as President of the Company's Benefit Services Division under a consulting arrangement. For the eleven-year period prior to August 1990, Mr. Greer was President of the Trident Capital Group, a venture capital firm. Mr. Greer is a member of the board of directors of Omega Healthcare Investors, Inc., a publicly traded real estate investment trust, and Astea International Inc, a publicly traded technology company.

                         Richard B. Lieb, 52, has been an Executive Vice President of the Company since October 1990 and a director since 1994. Mr. Lieb has been President of the Company's Investment Systems and Services Unit since 1995. Mr. Lieb was President and Chief Executive Officer of the Company's Insurance Asset Services Division from March 1989 until October 1990. From 1986 to 1989, Mr. Lieb served in various executive positions with the Company. Mr. Lieb is a member of the board of directors of Finisar Corporation and OAO Technology Solutions, Inc., each of which is a publicly traded technology company.

                         Carmen V. Romeo, 56, has been an Executive Vice President of the Company since December 1985 and a director since June 1979. Mr. Romeo is President of the Company's Investment Advisory Group. Mr. Romeo was Treasurer and Chief Financial Officer of the Company from June 1979 until September 1996.

                         Directors continuing in office with terms expiring in 2001:

                         Alfred P. West, Jr., 57, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1968. From June 1979 until August 1990, Mr. West also served as the Company's President. He is a member of the Compensation Committee of the Board of Directors.

                         William M. Doran, 59, has been a director since March 1985 and is a member of the Compensation Committee of the Board of Directors. Mr. Doran is Secretary of the Company and since October 1976 has been a partner in the law firm of Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Mr. Doran is a trustee of SEI Liquid Asset Trust, SEI Tax Exempt Trust, SEI Daily Income Trust, SEI Institutional Managed Trust, SEI Index Funds, SEI Institutional International Trust, SEI Asset Allocation Trust, SEI Institutional Investments Trust, SEI Insurance Products Trust, The Arbor Fund, The Advisors' Inner Circle Fund, Oak Associates Fund and The Expedition Funds, each of which is an investment company for which the Company's subsidiaries act as advisor, administrator and/or distributor.

                         Directors continuing in office with terms expiring in 2002:

                         Henry H. Porter, Jr., 65, has been a director since September 1981 and is a member of the Audit, Compensation and Stock Option Committees of the Board of Directors. Since June 1980, Mr. Porter has been a private investor and financial consultant. Mr. Porter is a member of the board of directors of Caldwell & Orkin Funds, Inc., which is a registered mutual fund company.

                         Kathryn M. McCarthy, 51, has been a director since October 1998. Since that time, Ms. McCarthy also has been a member of the Audit Committee of the Board of Directors. From November 1996 to June 1999,
                         Ms. McCarthy was President of MARUJUPU, LLC, an investment management and estate planning company; since June 1999, Ms. McCarthy has been a consultant to MARUJUPU, LLC. Together with her husband, who is the president of Clifford Asset Management ("CAM"), a registered investment advisor that utilizes investment products and services of the Company for the benefit of its clients, Ms. McCarthy beneficially owns a majority equity interest in the holding company that owns CAM. In 1999, CAM received $800,000 in revenue from client investments in SEI accounts. In addition, CAM received approximately $7,500 in marketing support, as well as certain ancillary support services of the type provided to other investment adviser clients of the Company. From June 1992 until October 1996, Ms. McCarthy was a senior financial counselor/portfolio manager with Rockefeller & Company, Inc. Since February 2000,
                         Ms. McCarthy has been the director of client advisory services with Rockfeller & Company, Inc.

   Board and Committee   The Board of Directors of the Company held five
              Meetings   meetings in 1999. During the year, all directors
                         attended all meetings of the Board of Directors and of the committees on which they served. Standing committees of the Board of Directors of the Company are the Audit Committee, Compensation Committee and
                         Stock Option Committee. The Audit Committee has three members, Messrs. Greer and Porter and Ms. McCarthy.
                         Members of the Compensation Committee are Messrs.
                         West, Doran and Porter. The members of the Stock
                         Option Committee are Mr. Porter and Ms. McCarthy.
                            During 1999, the Audit Committee met two times.
                         The principal functions of the Audit Committee are to review with management and the Company's independent public accountants the scope and results of the various audits conducted during the year; to discuss with management and the Company's independent public accountants the Company's annual financial statements; and to review fees paid to, and the scope of services provided by, the Company's independent public accountants.
                            During 1999, the Compensation Committee met five
                         times. The principal function of the Compensation
                         Committee is to administer the Company's compensation programs, including certain stock plans and bonus and incentive plans. The Compensation Committee also reviews with management and approves the salaries of senior corporate officers and employment agreements between the Company and senior corporate officers.
                            During 1999, the Stock Option Committee met four
                         times. The principal function of the Stock Option
                         Committee is to administer the Company's stock option plan.
                            The Board of Directors does not have a Nominating
                         Committee. The Board will consider nominees for election to the Board of Directors recommended by the Company's shareholders. All such recommendations should be submitted in writing to the Board of Directors at the Company's principal office.

                         Ownership of Shares

                         The following table contains information as of February 29, 2000 relating to the beneficial ownership of Shares by each of the members of the Board of Directors, the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company, by members of the Board of Directors and the Company's officers as a group, and by the holders of 5% or more of the total Shares outstanding. As of February 29, 2000, there were 17,637,837 Shares outstanding. Information as to the number of Shares owned and the nature of ownership has been provided by these persons and is not within the direct knowledge of the Company. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed.

                Name of Individual                        Number of   Percent of
                or Identity of Group                     Shares Owned Class(/1/)
                         -------------------------------------------------------
                Alfred P. West, Jr.(/2/)...............   4,919,050      27.9%
                William M. Doran(/3/) (/4/)............     803,718       4.6%
                Carmen V. Romeo(/3/) (/5/).............     440,541       2.4%
                Richard B. Lieb(/3/)...................     239,950       1.4%
                Henry H. Greer(/3/)....................     179,599       1.0%
                Edward D. Loughlin(/3/)................     170,584       1.0%
                Dennis J. McGonigle(/3/)...............     120,903         *
                Henry H. Porter(/3/)...................      65,000         *
                Kathryn D. McCarthy(/3/)...............       4,100         *
                All executive officers and directors as
                 a group (11 persons)(/6/).............   6,224,445      34.4%
                Thomas W. Smith(/7/)...................   1,907,800      10.8%
                Thomas N. Tryforos(/7/)................   1,445,288       8.2%
                         -------------------------------------------------------

                       * Less than one percent.
                      (1) Applicable percentage of ownership is based on
                          17,637,837 shares of Common Stock outstanding on February 29, 2000. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of February 29, 2000 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
                      (2) Includes an aggregate of 4,000 Shares held by Mr.
                          West's wife and 834,319 Shares held in trusts for the benefit of Mr. West's children, of which Mr. West's wife is a trustee or co-trustee. Also includes 24,000 Shares that may be acquired upon exercise of stock options exercisable within 60 days of February 29, 2000 held in a trust of which Mr. West is a trustee. Mr. West disclaims beneficial ownership of the Shares held in these trusts. Also includes 756,250 Shares held by APWest Associates, L.P., a Delaware limited partnership of which Mr. West is the sole general partner. Also includes 1,324,944 Shares held in several trusts of which Mr. West is a trustee. Mr. West's address is c/o SEI Investments Company, Oaks, PA 19456-1100.
                      (3) Includes, with respect to Messrs. Doran, Romeo,
                          Lieb, Greer, Loughlin, McGonigle and Porter, and Ms. McCarthy, 9,000, 90,000, 81,750, 2,500, 156,250,
                          91,750, 29,000 and 4,000 Shares, respectively, which may be acquired upon exercise of stock options exercisable within 60 days of February 29, 2000.
                      (4) Includes an aggregate of 699,000 Shares held in
                          trust for the benefit of Mr. West's children, of which Mr. Doran is a co-trustee and, accordingly, shares voting and investment power. Mr. Doran disclaims beneficial ownership of the Shares held in trust.
                      (5) Includes an aggregate of 5,400 Shares held in
                          custodianship for the benefit of Mr. Romeo's minor children, of which Mr. Romeo's brother is a custodian. Mr. Romeo disclaims beneficial ownership of the Shares held in custodianship.
                      (6) Includes 508,250 Shares which may be acquired upon
                          the exercise of stock options exercisable within 60 days of February 29, 2000.
                      (7) Messrs. Smith and Tryforos share voting and
                          investment power with respect to 1,437,500 Shares in their capacities as general partners to private investment limited partnerships and trustees of a profit sharing trust. Messrs. Smith and Tryforos have sole voting and investment power with respect to 470,300 and 7,788 Shares, respectively. The address of Messrs. Smith and Tryforos is 323 Railroad Avenue, Greenwich, CT 06830.

                         Executive Compensation

                         The Summary Compensation Table set forth below includes individual compensation information on the Company's Chief Executive Officer and the Company's four other most highly paid executive officers for services rendered in all capacities for the years ended December 31, 1999, 1998 and 1997.

                           Summary Compensation Table

                                                              Long-Term
                                  Annual Compensation    Compensation Awards
                                  ------------------- --------------------------
                                                       Securities    All Other
                           Fiscal  Salary     Bonus    Underlying   Compensation
Name & Principal Position   Year  ($)(/1/)  ($)(/2/)  Options/SAR's   ($)(/3/)
--------------------------------------------------------------------------------
Alfred P. West, Jr. .....
 Chairman of the Board      1999  $ 321,923 $ 524,784       -0-        $3,840
 and                        1998   $310,000  $450,000       -0-        $3,840
 Chief Executive Officer    1997   $310,000  $365,000       -0-        $3,480
Richard B. Lieb..........   1999  $ 270,000 $ 477,224     2,500        $3,840
 Director and Executive     1998   $260,000  $415,000     8,000        $3,840
 Vice President             1997   $260,000  $315,000    20,000        $3,840
Carmen V. Romeo..........   1999  $ 259,615 $ 463,710     2,500        $3,840
 Director and Executive     1998   $250,000  $400,000    15,500        $3,840
 Vice President             1997   $250,000  $275,000    25,000        $3,840
Edward D. Loughlin.......   1999  $ 259,615 $ 366,850     2,500        $3,840
 Executive Vice President   1998   $250,000  $275,000     6,000        $3,840
                            1997   $250,000  $275,000    15,000        $3,840
Dennis J. McGonigle......   1999  $ 207,692 $ 281,880     5,000        $3,840
 Executive Vice President   1998   $200,000  $250,000    10,000        $3,840
                            1997   $200,000  $250,000    15,000        $3,840
--------------------------------------------------------------------------------

(1) Compensation deferred at the election of the executive, pursuant to the Company's Capital Accumulation Plan ("CAP"), is included in the year earned.
(2) Cash bonuses for services rendered during 1999, 1998, and 1997 have been listed in the year earned, but were actually paid in the following fiscal year.
(3) The stated amounts are Company matching contributions to the CAP.

                            The Company has an employment agreement with Mr.
                         West (which renews annually in May) pursuant to which he is entitled to a certain minimum base salary, a bonus based on the performance of the Company, and certain retirement benefits. The Company also has an employment agreement with Mr. Lieb. Mr. Lieb's employment agreement is for a one-year term and renews annually in July of each year unless terminated prior thereto by either Mr. Lieb or the Company. In the event that the Company terminates his employment agreement without cause, Mr. Lieb is entitled to one year's severance pay. Mr. Lieb's employment agreement provides for a certain minimum base salary and participation in management bonus programs. Mr. Lieb received a base salary of $270,000 in 1999.
                            The Securities and Exchange Commission's proxy
                         rules also require disclosure of the range of potential realizable values from stock options granted during the fiscal year ended December 31, 1999, at assumed rates of stock price appreciation through the expiration date of the options, and the value realized from the exercise of options during the fiscal year ended December 31, 1999.

                                   Option Grants in Last Fiscal Year

                                                                  Individual Grants
                                         --------------------------------------------------------------------
                                           Number of
                                          Securities      % of Total
                                          Underlying    Options/SAR's   Exercise or
                                         Options/SAR's    Granted to    Base Price               Grant Date
                                            Granted      Employees in    per Share  Expiration    Present
                Name                       (#)(/1/)    Fiscal Year(/2/)   ($/Sh)       Date    Value ($)(/3/)
                         ------------------------------------------------------------------------------------
                Alfred P. West, Jr. ....       -0-           0.0%             N/A         N/A     $      0
                Richard B. Lieb.........     2,500           0.6%         $118.50    12/20/09     $153,625
                Carmen V. Romeo.........     2,500           0.6%         $118.50    12/20/09     $153,625
                Edward D. Loughlin......     2,500           0.6%         $118.50    12/20/09     $153,625
                Dennis J. McGonigle.....     5,000           1.2%         $118.50    12/20/09     $307,250
                         ------------------------------------------------------------------------------------

                         (1) All options granted to the named executive
                             officers were non-qualified options granted on December 20, 1999, at an exercise price equal to the fair market value on such date. The December 20, 1999 options vest fifty percent upon the Company's attainment of diluted earnings per share of $7.00 during a twelve month reporting period and the other fifty percent upon the Company's attainment of diluted earnings per share of $9.50 during a twelve month reporting period or fully vest on the seventh anniversary from the date of grant.
                         (2) Based on total number of shares granted to
                             employees in 1999 of 432,000.
                         (3) Based on the Black-Scholes stock option pricing
                             model price using the following assumptions:

                                                               December 20, 1999
                                                               -----------------
                  Price.......................................       $61.45
                  Risk free rate..............................        6.380%
                  Beta........................................        40.17%
                  Dividend Yield..............................         0.30%
                  Exercise Date...............................      7 years

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
                                     Values

                                                         Number of
                                                   Securities Underlying      Value of Unexercised,
                                                 Unexercised Options Held     In-the-Money Options
                            Shares      Value     at Fiscal Year End (#)   at Fiscal Year End ($)(/2/)
                         Acquired on   Realized  ------------------------- ---------------------------
Name                     Exercise (#)  ($)(/1/)  Exercisable Unexercisable Exercisable  Unexercisable
------------------------------------------------------------------------------------------------------
Alfred P. West, Jr. ....       -0-    $        0       -0-         -0-     $            0$           0
Richard B. Lieb.........    80,000    $6,355,000    88,250      24,250     $    8,916,345$   1,483,285
Carmen V. Romeo.........       -0-    $        0   107,500      30,500     $   10,709,333$   1,864,319
Edward D. Loughlin......    15,000    $1,319,875   153,750      19,750     $   15,470,992$   1,232,214
Dennis J. McGonigle.....     5,000    $  356,250    91,750      26,250     $    9,024,650$   1,238,066
------------------------------------------------------------------------------------------------------

(1) Represents the difference between the closing price of the Company's Common Stock on the exercise date and the exercise price of the options.
(2) Represents the difference between the closing price of the Company's Common Stock at December 31, 1999 ($119.02) and the exercise price of the options.

 Director Compensation
                         Each director who is not an employee of the Company receives $1,800 per meeting attended and an annual retainer of $10,800. The chairman of the Audit Committee receives an additional annual fee of $2,400.
                            In 1999, Messrs. Doran, Greer and Porter and Ms.
                         McCarthy, the Company's non-employee directors, each received options to purchase 1,000 Shares at an exercise price of $118.50 per share under the SEI Investments Company 1998 Equity Compensation Plan. These options have an exercise price equal to the fair market value of the Shares as of the date of grant and a ten-year term. The options become exercisable in two equal installments upon achievement by the Company of certain diluted earnings per share goals; provided that all options fully vest upon the seventh anniversary of the date of the option grant.

  Notwithstanding anything to the contrary, the following report of the Compensation Committee and the performance graph on page 17 shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

          Compensation   The Compensation Committee, consisting of two non-
   Committee Report on   employee directors and Mr. West, the Chairman and
             Executive   Chief Executive Officer and largest shareholder of
          Compensation   the Company, approves all policies and plans under
                         which compensation is paid or awarded to management employees. Included in this group are management level employees of all of its business units other than sales employees who are under sales commission compensation plans.
                            The Company's compensation philosophy (which is
                         intended to apply to all members of management, including the Chairman and Chief Executive Officer), as implemented by the Compensation Committee, is to provide a compensation program for management which results in competitive levels of compensation and which emphasizes incentive plans aligned with attaining the Company's annual goals and longer term objectives. The Company believes that this approach enables it to attract, retain and reward highly qualified personnel.
                            The compensation program consists of base salary;
                         bonuses pursuant to incentive plans; and grants of stock options (in addition to benefits afforded all employees such as healthcare insurance and stock purchase and defined contribution plans).
                            In 1997, the Compensation Committee retained an
                         independent compensation consulting firm to review compensation levels for senior management and its overall compensation program. Its review included a comparison of compensation of senior management
                         (approximately 20 senior executives) to the compensation for senior management of comparable companies and interviews with individual members of senior management. As a result of this review the Compensation Committee implemented certain changes in the compensation program to (1) align compensation more closely to long and short term profitability of the Company and other Company financial goals and (2) encourage long term stock ownership by senior management. In addition to the changes with respect to stock options described hereinafter, the Company modified its 401(k) plan to permit investment in Company stock and removed the limit on annual compensation which can be invested in Company stock through the Company Employee Stock Purchase Plan. The
                         Compensation Committee believes that these changes will enhance shareholder value.
                            The discussion below describes the Compensation
                         Committee's compensation process for 1999 and its strategies for compensation in 2000.

                         Base Salaries

                         The Compensation Committee seeks to set base salaries for management employees at levels that are competitive with salaries paid to management with comparable qualifications, experience, and responsibilities at companies of comparable size engaged in the same or similar businesses as the Company. Since 1992, the Committee has minimized base salary increases. The Committee expects to continue to minimize base salary increases with incentive compensation tied to performance objectives becoming a larger portion of overall compensation. Base salaries, however, may be adjusted if an employee is promoted to a higher level management position or is given increased responsibilities.

                         Incentive Bonuses

                         During the first quarter of each year, the Compensation Committee reviews target performance goals which are developed by the Chief Executive Officer and senior management of each business unit of the Company. The Compensation Committee uses these to set threshold and target performance goals for purposes of the incentive compensation plan for the year. Goals are established at the corporate level and also at business unit levels. Bonus pools for achieving targets are established for business units and for senior management (including the Chief Executive Officer). Each individual is then assigned a target compensation award. This award is based on three indices, a corporate goal index, a unit goal index and a personal goal index. Although sales compensation continues to be based in part on a standard revenue payout, there also is incorporated a corporate goal index, unit goal index and a personal index in the computation of actual incentive compensation.
                            During December of each year, the Compensation
                         Committee reviews the Company's actual performance as compared to the threshold and target goals and determines the total amount of bonuses for the year and the specific bonus to be paid to the Chief Executive Officer. In addition, the size of the final bonus pools may be adjusted for non-financial achievements, changes in the business units or other organizational changes during the year. The amount of the bonus paid to each member of senior management (other than the Chief Executive Officer) is based upon recommendations from the Chief Executive Officer and reflects, in addition to overall Company performance, the performance of his or her business unit, and any individual achievements during the year as well as internal and client evaluations. The amount of the bonus paid to the Chief Executive Officer of the Company is determined by the non-employee members of the Compensation Committee based upon the

                         Company's achievement of profitability and revenue growth goals and the achievement of strategic organizational goals.
                            In December 1999, the Compensation Committee
                         reviewed the performance of the Company for 1999 against the incentive compensation plan targets. The corporate goal was achieved and each of the business units achieved its targeted goal. In a number of cases, business units and individuals exceeded their goals and the corporate goal was exceeded as well. Based on its review of this performance against the plan, the Committee approved payment of incentive compensation for the year in a total amount that was approximately $17 million more than the amount paid for 1998. The increase was attributable to the increased number of employees included in the bonus plan, the significant increase in the Company's earnings and the achievement of other corporate and business unit goals in 1999.
                            For 2000, the Compensation Committee again adopted
                         a corporate compensation plan that is based on assigning each employee an individual target compensation award. The actual award is then based on the achievement of (1) the corporate goal, (2) the employee's business unit goals and (3) the employee's own goals. The Compensation Committee believes that the establishment of individual target awards and objective measurement standards gives employees more predictability as to the incentive compensation to be achieved.

                         Stock Options

                         Prior to 1992, the philosophy of the Company was to grant stock options to senior management as an additional form of compensation for services rendered. In accordance with this philosophy, senior management normally would receive option grants each year except that Mr. West, the Chairman, Chief Executive Officer and largest shareholder of the Company, has never received stock option grants from the Company.
                            Stock option grants are viewed by the Committee as
                         an important means of aligning the interest of management and employees with shareholders. The Company implemented changes in its stock option plans and related plans at the end of 1997 which are intended to encourage long term stock ownership by employees and which tie vesting of stock options to financial performance by the Company. Beginning with stock options granted at the end of 1997, the stock options will vest at a rate of 50% when a specified earnings per share target is achieved and the remaining 50% when a second, higher specified earnings per share target is achieved. In any event, the options fully vest after seven years. The Company also adopted a stock ownership program which will make loan guarantees available for employees who exercise stock options and also permits a deferral plan for stock options.

                         Application of Section 162(m)

                         Payments during 1999 to the Company's management employees as discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").
                         Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention to consider the deductibility of compensation under Section 162(m).

                         Compensation Committee

                                  Alfred P. West, Jr.
                                  William M. Doran
                                  Henry H. Porter, Jr.

          Compensation   Members of the Company's Compensation Committee are
  Committee Interlocks   Messrs. West, Doran and Porter. Mr. West is the Chief
           and Insider   Executive Officer of the Company. Mr. Doran is a
         Participation   partner in the law firm of Morgan, Lewis & Bockius
                         LLP, which performed services for the Company during the year ended December 31, 1999. The Company proposes to retain the services of such firm in 2000.

                         Stock Price Performance Graph

                         The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total return (based upon changes in share prices) of the Company's Common Stock against the NASDAQ National Market System ("NASDAQ Market Index") and a peer industry group that consists of software, data processing companies (40%) and financial, fund management companies (60%). The percentage allocation for each industry group is based on the approximate percentage of the Company's revenue attributable to each line of business during the fiscal year ended December 31, 1999. The graph assumes a $100 investment on January 1, 1994 and the reinvestment of all dividends.

                             COMPARISON OF CUMULATIVE TOTAL RETURN OF
                                COMPANY, PEER GROUP AND BROAD MARKET
                                              [GRAPH]
             --------------------- FISCAL YEAR ENDING ---------------------
 COMPANY/INDEX/MARKET         1994     1995     1996     1997     1998     1999
SEI Investments             100.00   127.29   131.67   250.95   596.27   715.57
Combined Group              100.00   139.81   191.81   281.83   359.45   558.43
NASDAQ Market Index         100.00   129.71   161.18   197.16   278.08   490.46

      (Proposal No. 2)
                         Ratification of Selection of Auditors

                         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to be the Company's auditors for 2000. Although not required to do so, the Board of Directors has determined that it would be desirable to request ratification of this appointment by the holders of Shares of the Company. If such ratification is not received, the Board of Directors will reconsider the appointment. Representatives of Arthur Andersen LLP are expected to be available at the 2000 Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
                            The affirmative vote of a majority of the votes
                         cast at the 2000 Annual Meeting by the holders of the outstanding Shares is required for the ratification of this selection. The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal.

                         Other Matters

                         As of the date of this Proxy Statement, management knows of no other matters to be presented for action at the 2000 Annual Meeting. However, if any further business should properly come before the 2000 Annual Meeting, the persons named as proxies in the accompanying proxy card will vote on such business in accordance with their best judgment.

                         Section 16(a) Beneficial Ownership Reporting
                         Compliance

                         Section 16(a) of the Securities Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock and any other equity securities with the Securities and Exchange Commission and the NASD. Executive officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
                            Based solely on its review of the copies of Forms
                         3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 1999, except that (1) William M. Doran failed to timely report on a Form 4 the disposition by gift of 1,000 shares of common stock on December 31, 1998 and (2) Carmen V. Romeo reported an incorrect number of shares and options as a result of certain transactions occurring prior to 1998 that were not reported on a Form 4.

                         Solicitation of Proxies

                         The accompanying proxy card is solicited on behalf of the Board of Directors of the Company. Following the original mailing of the proxy materials, proxies may be solicited personally by officers and employees of the Company, who will not receive additional compensation for these services. The Company will reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of Shares.

                         Proposals of Shareholders

                         Proposals which shareholders intend to present at the next annual meeting of Shareholders of the Company must be received by the Secretary of the Company at its principal offices (Oaks, PA 19456-1100) no later than December 29, 2000.

                         Additional Information

                         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1999 Annual Report on Form 10-K, including the financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended. Such written requests should be directed to Murray A. Louis, Vice President, at the Company's principal offices.

                                SEI INVESTMENTS

ONE FREEDOM VALLEY DRIVE  OAKS, PENNSYLVANIA 19456  610-767-1000  WWW.SEIC.COM

PROXY                       SEI INVESTMENTS COMPANY                       PROXY

          This proxy is solicited on behalf of the Board of Directors

   The undersigned shareholder of SEI Investments Company (the "Company") hereby appoints Lydia A. Gavalis and Christine M. McCullough, or either of them (with full power to act alone in the absence of the other and with full power of substitution in each), the proxy or proxies of the undersigned, and hereby authorizes either of them to represent and to vote as designated on the reverse, all Shares of Common Stock of the Company held of record by the undersigned at the close of business on April 5, 2000, at the Annual Meeting of Shareholders to be held on May 10, 2000, and at any adjournments thereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                       ANNUAL MEETING OF SHAREHOLDERS of

                            SEI INVESTMENTS COMPANY

                                 May 10, 2000

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

                       YOUR CONTROL NUMBER IS
                                               ---------------------------------
[X]  Please mark your
     votes as in this
     example.

Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.

               FOR ALL    WITHHOLD ALL
1. Election of
   Directors     [ ]          [ ]
(Instructions: To withhold authority to vote for any individual nominee, strike such nominee's name from the list of nominees)

Nominees: Henry H. Greer
          Richard B. Lieb
          Carmen V. Romeo

                                                       FOR      AGAINST  ABSTAIN
2. Ratification of the selection of Arthur Andersen
   LLP as the Company's auditors for 2000.             [ ]        [ ]      [ ]

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Receipt of the notice of said meeting and of the Proxy Statement of SEI Investments Company accompanying the same is hereby acknowledged.

  This proxy, when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

CHECK HERE FOR ADDRESS CHANGE        [ ]

CHECK HERE IF YOU PLAN TO ATTEND
THE MEETING                          [ ]

SIGNATURES(S)                                            DATE
             -------------------------------------------     ___________________
Note: Please sign exactly as name appears hereon. When Shares are held by joint tenants, all joint tenants should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in the full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.